Exhibit 99.1
Meade Instruments Reports Q1 Fiscal 2010 Results
IRVINE, Calif. — July 15, 2009 — Meade Instruments Corp. (Nasdaq CM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today reported its results for its first quarter of fiscal 2010.
As disclosed in its Form 10-K for fiscal 2009, the Company underwent significant changes in fiscal 2009, including replacement of its CEO and CFO, the sale of its former sport optics brands and European operations, relocation of its U.S. distribution center and corporate headquarters to a lower cost facility and the replacement of its $10 million credit facility.
The first quarter of fiscal 2010 is the first quarter that the restructured Company will be reporting based upon its new operating footprint and cost structure. The results of the Company’s former European operations have been classified in the prior year as a discontinued operation in accordance with generally accepted accounting principles, as explained in the Company’s fiscal 2009 Form 10-K.
Q1 Results
The Company reported net sales of $4.2 million for the quarter ended May 31, 2009, a decrease of $3.0 million or 41% from net sales of $7.2 million in the same period last year. Approximately $2.3 million of that decrease was due to the Company’s sale of its former sport optics brands last year. The remaining $0.7 million of the decrease was due to a decline in sales of most of the Company’s remaining products, partially offset by an increase in sales of its high end telescopes due to improvements in the Company’s manufacturing operations in Mexico, which had just begun full manufacturing operations in Q1 of fiscal 2009.
The gross profit margin during the first quarter of fiscal 2010 increased to 26% of net sales, compared with 12% of net sales in the same period last year. This significant improvement in the gross profit margin was driven by a favorable change in product mix and reductions in the Company’s indirect manufacturing expenses due to better operating efficiency in its manufacturing facility located in Mexico.
Excluding the gain of $4.5 million from the sale of the Company’s former sport optics brands in the prior year, operating expenses decreased by approximately 41% or $1.6 million compared to the prior year. This decrease in operating expenses was due primarily to the decrease in revenues, significant reductions in the Company’s management team and headcount in conjunction with the divestiture of its former sport optics brands and European operations, and the relocation of its U.S. operations to a lower cost facility.
Excluding the gain on brand sales of $4.5 million in the prior year, the operating loss in the first quarter of the prior year was approximately $2.7 million, compared to a loss of $1.2 million in the first quarter of the current year—a decrease of approximately 56% or $1.5 million compared to the prior year.
Management’s Commentary
“We have completed our first quarter of operations after our restructuring efforts in fiscal 2009. In our first quarter of fiscal 2010 compared to our first quarter last year, gross margin improved while operating expenses decreased,” said Steve Murdock, Chief Executive Officer of Meade. “Included in these restructuring initiatives were reductions in senior management and other headcount and relocation of our U.S. facility to a smaller, lower cost facility. Excluding the gain on the sale of Weaver and Redfield brands in the prior year, our first quarter net loss improved by $1.5 million, or 56%, from the same quarter last year. However, we continue to experience challenges during the difficult economic environment and therefore expect to continue to reduce our corporate overhead and manufacturing costs to ensure the turnaround maintains its pace and reduce our corporate structure in line with our new revenue level. Although there can be no assurances that we will return to profitability, we are focusing on revenue growth through select new product introductions, including the recently launched ETX-LS product.”
Mr. Murdock continued, “Liquidity has improved due to the sale of our European operations at the end of fiscal 2009 and the sale of our former sports optics brands and related inventory during the first and second quarters of fiscal 2009. With the improved liquidity, reduced level of business complexity and plans for further reductions in overhead costs, we believe that we will have sufficient cash flow to support current operations through fiscal 2010.”

ABOUT MEADE INSTRUMENTS
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.
“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectations that the cost savings and improved gross margins can be sustained; that the turnaround will remain on track; that the Company will continue to implement additional cost reductions; and that the Company will be able to reduce its net loss and increase its revenue. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the projected cost savings, as well as the potential need for further restructuring activities and the potential incremental costs associated with those activities; the Company’s ability to maintain its credit facility; as well as other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.
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MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	May 31,	May 31,
	2009	2008

Net sales	$4,233	$7,165
Cost of sales	3,120	6,275

Gross profit	1,113	890
Gross margin	26%	12%

Selling expenses	617	1,169
General and administrative expenses	1,424	2,412
Research and development expenses	257	283
ESOP expense	—	39
Gain on brand sales	—	(4,468)

Operating (loss) income	(1,185)	1,455

Interest (income) expense	(6)	90

(Loss) income before income taxes	(1,179)	1,365

Income tax benefit	(13)	(183)

(Loss) income from continuing operations	(1,166)	1,548
Income from discontinued operations, net of tax	—	209

Net (loss) income	$(1,166)	$1,757

Per share information:
(Loss) income from continuing operations per share—basic and diluted	$(0.05)	$0.07
Income from discontinued operations, net of tax per share—basic and diluted	$—	$0.01

Net (loss) income per share—basic and diluted	$(0.05)	$0.08

Weighted average common shares outstanding — basic and diluted	23,357	23,337

MEADE INSTRUMENTS CORP.
PRELIMINARY BALANCE SHEET DATA
(in thousands)
(Unaudited)

	May 31,	February 29,
	2009	2009

ASSETS
Current assets:
Cash	$4,428	$5,890
Restricted cash	500	700
Accounts receivable, net	3,159	2,488
Inventories, net	8,241	8,895
All other current assets	735	553

Total current assets	17,063	18,526

Long-term assets	1,918	2,040

	$18,981	$20,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,634	$1,702
Accrued expenses and other current liabilities	2,322	2,630
Accrued lease termination fee	500	700

Total current liabilities	4,456	5,032

Long-term liabilities	4	—

Commitments and contingencies

Total stockholders’ equity	14,521	15,534

	$18,981	$20,566

Liquidity & Capital Structure Ratios:

Current ratio:
Current assets	$17,063	$18,526
Current liabilities	$4,456	$5,032

Current ratio	3.83	3.68

Quick ratio:
Current assets	$17,063	$18,526
Inventories, net	$8,241	$8,895

Quick assets	$8,822	$9,631
Current liabilities	$4,456	$5,032

Quick ratio	1.98	1.91

Debt to Equity Ratio:
Total liabilities	$4,460	$5,032
Total equity	$14,521	$15,534

Debt to equity ratio	0.31	0.32